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Exhibit 10.6

Executive-Option & Coinvest

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

        THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT (this "Amendment") is entered into effective as of February       , 2003, between Merrill Corporation, a Minnesota corporation ("Merrill"), and                          (the "Employee"), to amend the Participation Agreement, dated                         ,             , between Merrill and the Employee (the "Agreement").

        NOW, THEREFORE, in consideration of each party's undertakings herein and other good and valuable consideration, Merrill and the Employee hereby agree as follows:

        1.    Amendment of Stock Option Vesting.

        (a)   The "Super Performance Vesting Schedule" attached to the Agreement (the "Vesting Schedule") is hereby amended by deleting the first paragraph of the Vesting Schedule (which reads, "All Option Shares subject to this. .. available for exercise.") in its entirety and replacing such paragraph with the following:

          "All Option Shares subject to this Super Performance Vesting Schedule shall become immediately vested and available for exercise if (i) a DLJMB Liquidation Event (as defined below) occurs and (ii) the per-share consideration received by DLJMB Entities (as defined below) in connection with such DLJMB Liquidation Event, with respect to shares of Common Stock held by DLJMB Entities, is $33 or more (such consideration being the cash amount, if such consideration is paid in cash, or the fair market value of such consideration as determined by the Committee, if paid in a form other than cash)."

        (b)   The paragraph of the Vesting Schedule that is numbered "2" (which contains the definition of "DLJMB IRR") is hereby deleted in its entirety, and the paragraph of the Vesting Schedule that contains the definition of "DLJMB Liquidation Event" is hereby renumbered as paragraph number "2".

        2.    Amendment of Interest Rate on Coinvestment Share Loan.    The first sentence of Section 2.1(b) of the Agreement is hereby amended by deleting the parenthetical "(the 'Interest Rate')" and replacing such parenthetical with the following: "through February 28, 2003, and at a fixed rate of 3.32% per annum commencing on March 1, 2003 (as in effect from time to time, the "Interest Rate")".

        3.    Amendment of Coinvestment Share Loan and Bonus Eligibility.    The attachment to the Agreement entitled "Terms and Conditions of Nonrecourse Purchase Loan" is hereby amended by inserting at the end of such attachment the following:

        "Bonus Eligibility and Debt Reduction.    Without limiting the Committee's or Merrill's other rights and powers under this Agreement or the DI Plan, the following shall apply:

          (a)    Bonus Eligibility.    Subject to the other provisions hereof, Merrill shall (or shall cause the applicable Subsidiary to) pay to the Employee a bonus (the "Bonus") on April 15, 2008 (the "Payment Date"), if the following conditions are satisfied:

            (i)    the Employee has been continuously employed by Merrill or any Subsidiary from the date of this Agreement through the Payment Date; and

            (ii)   if a DLJMB Liquidation Event (as defined in the DI Plan, for purposes of this Section entitled "Bonus Eligibility and Debt Reduction") does not occur prior to the Payment Date, then either (A) the EBITDA (as defined below) for Merrill's fiscal year ended January 31, 2008 is $85 million or more or (B) the sum obtained by adding the EBITDA for each of Merrill's fiscal years ended January 31, 2004 through January 31, 2008 is $372 million or more.

          "EBITDA" means for any applicable period, the sum of consolidated (i) net income; (ii) depreciation and amortization and other non-cash charges or expenses; (iii) income taxes; (iv) interest expense; (v) net loss realized in connection with any sale or other disposition of any asset or any extraordinary or non-recurring loss; minus (vi) net gain realized in connection with any sale or other disposition of any asset or any extraordinary or non-recurring gain.

          (b)    Bonus Amount.    The amount of the Bonus (the "Bonus Amount") shall be equal to the sum of the following (each to the extent applicable):

            (i)    the unpaid principal balance of the Purchase Loan as of the Payment Date, plus

            (ii)   the accrued and unpaid interest on the Purchase Loan as of the Payment Date, plus

            (iii)  if a DLJMB Liquidation Event occurs prior to the Payment Date, the amount applied as full or partial payment of the Purchase Loan (principal and interest) in connection with such DLJMB Liquidation Event pursuant to Paragraph (e) below, plus

            (iv)  a Gross Up Amount with respect to the sum of the immediately preceding clauses (i), (ii) and (iii).

          "Gross Up Amount" means, with respect to any payment, an amount equal to the difference obtained by subtracting (1) the product of (y) the dollar amount of such payment, multiplied by (z) the quotient of $1.00 divided by x, where x is equal to $1.00 minus the sum of all federal, state, local and foreign income taxes that would be imposed on $1.00 of additional ordinary income at the highest marginal rates in effect for the applicable individual for the year during which such payment is to be paid, taking into account whatever deduction for state income taxes is then permitted by the Internal Revenue Code and whatever deduction for federal income taxes is then permitted by the laws of the applicable state (e.g., if the sum of all such taxes were $0.43, then x would be $1.00 - $0.43, which is $0.57, and the multiplier from clause (z) would be 1.7544), minus (2) the dollar amount of such payment.

          (c)    Application of Bonus.    Merrill (or the applicable Subsidiary) shall retain the amount of the Bonus and apply such amount first to satisfy any tax withholding requirements related to the Bonus, then as full or partial payment of the Purchase Loan and all accrued and unpaid interest thereon, and then any (if any) remaining portion of the Bonus shall be remitted to the Employee.

          (d)    Further Limitations.    Merrill shall not have any obligation to pay (nor shall it have any obligation to cause any Subsidiary to pay) the Bonus if an Event of Default shall have occurred. Merrill shall only (and shall only be required to cause the applicable Subsidiary to) pay the Bonus as rapidly as is permissible to avoid breaching or violating, or creating or accelerating any right or obligation with respect to, any loan, credit or debt arrangement, or any covenant, obligation or other contractual restriction, then applicable to, or binding upon, Merrill or any Subsidiary.

          (e)    Application of DUMB Liquidation Event Consideration.    Merrill may obtain and retain any consideration or other payment in respect of the Coinvestment Shares held by the Employee in connection with a DUMB Liquidation Event and apply such consideration or payment (or any portion thereof) as full or partial payment of the Purchase Loan (including all accrued and unpaid interest thereon). If the total amount of such consideration or payment exceeds the amount so applied by Merrill to the Purchase Loan, then Merrill shall remit such excess to the Employee. If such consideration or payment is in a form other than cash, then the Committee shall determine the fair market value of such consideration or payment for purposes of such application.

          (f)    Additional Effect of Adverse Action.    In addition to Merrill's rights regarding an Adverse Action described in clause (I) or (2) of Section 8.7(b)(i) of the DI Plan, upon such an Adverse Action (i) the principal of the Purchase Loan and all accrued but unpaid interest thereon shall be immediately due and payable by the Employee in a single payment, pursuant to the terms and conditions of the DI Plan and the Agreement, (ii) the date (as determined by the Committee) of such Adverse Action shall be the Maturity Date, unless an earlier Maturity Date has already been established and (iii) an Event of Default shall be deemed to have occurred."

        4.    Other Provisions.    Merrill and the Employee shall each take and cause to be taken, from time to time, all reasonable actions and things necessary, proper or advisable to cause the consummation of the matters contemplated hereby. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Except to the extent amended hereby, the Agreement, including each attachment thereto, shall remain in full force and effect in accordance with its terms.

*          *          *          *           *

IN WITNESS WHEREOF, each party has executed this First Amendment to Participation Agreement, effective as of the date first above written.

MERRILL CORPORATION

By:

Its:

3

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  Exhibit 10.6
  Executive-Option & Coinvest
FIRST AMENDMENT TO PARTICIPATION AGREEMENT